Exhibit 10.1
CONTINGENT VALUE RIGHTS AGREEMENT
This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2026 (this “Agreement”), is entered into by and among Senti Holdings, Inc., a Delaware corporation (“Midco”), and [•] (as the “Rights Agent” (as hereinafter defined)).
RECITALS
WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July [•], 2026, by and among Celadon Partners SPV 35, an exempted company incorporated under the laws of the Cayman Islands, Senti Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Senti Biosciences Holdings, Inc., a Delaware corporation (the “Company”), Midco, and Senti Biosciences, Inc., a Delaware corporation (the “Opco”), pursuant to which Merger Sub will be merged with and into Midco (the “Merger”), with Midco continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in the Merger Agreement; and
WHEREAS, as an integral part of the consideration for the Merger, pursuant to and subject to the terms and conditions of the Merger Agreement, holders of shares of Company Common Stock and Company RSUs, and upon exercise thereof, Company Stock Options and Company Warrants (each as defined below), will be entitled to receive up to three contingent cash payments, each such payment being contingent upon, and subject to, the achievement of the applicable Milestone (as defined below) on or prior to the Milestone Expiration Date (as defined below), subject to and in accordance with the terms of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Midco and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION
1.1. Definitions. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:
“Accounting Standards” means, with respect to any Person, GAAP or IFRS, as such Person uses for its financial reporting obligations, in each case, consistently applied.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediates, controls, is controlled by or is under common control with such Person.
“Aggregate Payment Cap” means $60,000,000. Notwithstanding anything herein to the contrary, in no event shall Midco be obligated to pay more than the Aggregate Payment Cap in the aggregate with respect to CVRs pursuant to this Agreement.
“Agreement” has the meaning set forth in the preamble.
“Assignee” has the meaning set forth in Section 6.3.
“Business Day” means any day other than (a) a Saturday, Sunday or any other day on which banking institutions in New York, New York are authorized or required by Legal Requirements to remain closed.

“BLA Milestone” means the filing by or on behalf of Midco or any of its Affiliates or Licensee of a Biologics License Application (BLA) with, and the acceptance, or the passing of the sixty (60)-day review period without rejection, of such BLA by, the U.S. Food and Drug Administration (FDA), whose official approval of which is required before any lawful commercial sale or marketing of the Product, on or prior to the Milestone Expiration Date.
“BLA Milestone Notice” has the meaning set forth in Section 2.4(a).
“BLA Milestone Payment Amount” means, subject to Section 2.4(g), a cash amount equal to the product of (a) such Holder’s Pro Rata Share and (b) $10,000,000, in each case as adjusted in accordance with Section 2.4(f).
“Combination Product” means a single formulation containing as its active pharmaceutical ingredients both (a) the Product and (b) one or more therapeutically or prophylactically active pharmaceutical ingredients (such other active pharmaceutical ingredient(s), “Other Components”).
“Company” has the meaning set forth in the Recitals of this Agreement.
“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.
“Company RSUs” means each award of restricted stock units relating to shares of Company Common Stock granted under a Company equity incentive plan.
“Company Stock Options” means any option to purchase shares of Company Common Stock granted under a Company equity incentive plan.
“Company Warrants” means warrant to purchase shares of Company Common Stock.
“CVR Register” has the meaning set forth in Section 2.3(b).
“CVRs” has the meaning set forth in Section 2.1.
“Delaware Courts” has the meaning set forth in Section 6.5.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“FDA Approval Milestone” means the receipt by or on behalf of Midco or any of its Affiliates or Licensee of FDA approval of the BLA for the Product, on or prior to the Milestone Expiration Date.
“FDA Approval Milestone Notice” has the meaning set forth in Section 2.4(b).
“FDA Approval Milestone Payment Amount” means, subject to Section 2.4(g), a cash amount equal to the product of (a) such Holder’s Pro Rata Share and (b) $20,000,000, in each case as adjusted in accordance with Section 2.4(f).
“First Commercial Sale” means the first invoiced commercial sale for monetary value for use or consumption by the general public of the Product after regulatory approval of such Product has been obtained.
“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time of determination.
“Licensee” means a Third Party that is granted a license or sublicense to research, develop, manufacture, commercialize, or otherwise exploit the Product in any country, jurisdiction, or worldwide. For clarity purposes only, a Licensee will not include any Third Party (a) engaged by or on behalf of the Parent, any of its Affiliates or Licensee as a subcontractor to perform designated functions on a fee-for-service basis (such as contract research organizations and contract manufacturing organizations) (each a “Subcontractor”) or (b) granted a compulsory license or sublicense by any governmental authority, court, or regulatory body pursuant to applicable law (including any compulsory license granted under 28 U.S.C. § 1498, the Bayh-Dole Act, or comparable foreign compulsory licensing statutes or regulations) on terms and conditions which do not take into account and otherwise do not reflect the amounts owed under the Merger Agreement and this Agreement (such Third Party a “Compulsory Licensee”).
“Merger” has the meaning set forth in the Recitals of this Agreement.
“Merger Agreement” has the meaning set forth in the Recitals of this Agreement.
“Midco” has the meaning set forth in the preamble.
“Milestone” means, individually, the BLA Milestone, the FDA Approval Milestone, or the Sales Milestone, and “Milestones” means, collectively, all of the foregoing.
“Milestone Expiration Date” means the seventh (7th) anniversary of the Closing Date (as defined in the Merger Agreement).
“Milestone Notice” has the meaning set forth in Section 2.4(c).
“Milestone Payment Amount” means, as applicable, the BLA Milestone Payment Amount, the FDA Approval Milestone Payment Amount, or the Sales Milestone Payment Amount.
“Net Sales” means the gross amount invoiced by or on behalf of Midco, its Affiliates or any Licensees (“Selling Party”) for the sale of the Product to Third Parties (including distributors), less the following deductions determined in accordance with Accounting Standards to the extent actually incurred, allowed, accrued or specifically allocated to the sale of the Product and not otherwise reimbursed or refunded to or recovered by the Selling Party:
(i)    discounts, including cash, trade and quantity discounts inclusive of free goods, price reduction programs (including co-pay assistance, compulsory refunds or any other patient assistance programs), retroactive price adjustments with respect to sales of the Product, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, including wholesalers and chain and pharmacy buying groups;
(ii) amounts repaid or credited by reason of defects, damaged products, expired dating, rejections, recalls, refunds, returns, rebates and billing errors;
(iii) reasonable and customary freight, postage, shipping and insurance charges actually allowed or paid for delivery of the Product;
(iv) customs, tariffs, taxes, duties or other governmental charges incurred in connection with, levied on, absorbed or otherwise imposed on sale, exportation or importation of the Product, including value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the seller;
(v) rebates, credits, compulsory refunds and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the parties rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program;
(vi) the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to the Product;
(vii) bad debts, and any other invoiced amounts that are not collected by such Party, its Affiliates or its or their Licensees; and

(ix) any other similar and customary deductions that are consistent with applicable Accounting Standards; provided, for clarity, no deduction taken in calculating Net Sales hereunder may be taken a second time.
Any of the deductions listed above that involves a payment by Midco, its Affiliates or any Licensee shall be taken as a deduction in the calendar quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, the Product shall be deemed to be sold when it has met the applicable Accounting Standards’ revenue recognition criteria. Net Sales shall not include transfers or dispositions of the Product for pre-clinical development, clinical development or regulatory or governmental purposes, “named patient sales” and “compassionate use sales”, charitable or promotional purpose, or as samples, in each case, without charge.
The transfer of the Product among Midco, its Affiliates or any Licensee shall not result in any Net Sales unless the transferee is an end user.
In the event that a Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average per unit net invoice price in such country of the Product included in such Combination Product, if sold separately in such country in finished form, and B is the average per unit net invoice prices in such country of the Other Component(s) included in such Combination Product if sold separately in such country in finished form, in each case during the applicable royalty reporting period or, if sales of such stand-alone products did not occur in such country in the applicable period, then in the most recent royalty reporting period in which such sales of such stand-alone products occurred in such country. If either such Product included in such Combination Product or such Other Component(s) included in such Combination Product is not sold separately in a particular country, then the adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of the Product or Other Components in such Combination Product to the total fair market value of such Combination Product.
In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be (i) allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Midco’s, its Affiliates’ or Licensees’, as applicable, existing allocation method; provided that any such allocation shall be done in accordance with applicable Law, including any price reporting laws, rules and regulations, and (ii) subject to clause (i), in no event greater than a pro rata allocation calculated based on dollar value.
Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Midco, its Affiliates or Licensees, as applicable, which must be in accordance with applicable Accounting Standards.
For clarity, any sale authorized by a Selling Party of the Product by a Subcontractor to a Third Party shall be deemed a sale of such Product by or on behalf of such Selling Party.
“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer, a Vice President or any other person duly authorized to act on behalf of Midco for such purpose or for any general purpose.
“Opco” has the meaning set forth in the Recitals of this Agreement.
“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC, (f) with the written consent of Midco; (g) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution or transfer does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act); (h) to the controlled Affiliates of a Holder; or (i) as provided in Section 2.7.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.
“Product” means the Logic Gated off-the-shelf CAR-NK cell therapy known as SENTI-202 (as defined in the Merger Agreement).
“Pro Rata Share” means, with respect to any Holder, the quotient obtained by dividing (a) the aggregate number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the achievement of the applicable Milestone by (b) the aggregate number of outstanding CVRs held by all Holders at such time.
“Requisite Holders” means (a) the Holders of a majority of the outstanding CVRs and (b) the Holders of a majority of the outstanding CVRs not held by Celadon Partners SPV 24 or its Affiliates.
“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.
“Sales Milestone” means the achievement of cumulative worldwide Net Sales of the Product in excess of $200,000,000, during the period commencing on the First Commercial Sale of the Product until the Milestone Expiration Date.
“Sales Milestone Notice” has the meaning set forth in Section 2.4(c).
“Sales Milestone Payment Amount” means, subject to Section 2.4(g), a cash amount equal to the product of (a) such Holder’s Pro Rata Share and (b) $30,000,000, in each case as adjusted in accordance with Section 2.4(f).
“Securities Act” means the Securities Act of 1933, as amended.
“Surviving Corporation” has the meaning set forth in the Recitals of this Agreement.
“Third Party” means a Person that is not Midco or the Company or any of their respective Affiliates.
1.2. Rules of Construction.
(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b) The parties have participated jointly in the negotiation and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(d) As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”
(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.
(f) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(g) The term “dollars” and character “$” shall mean United States dollars.
(h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.
(i) All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined herein.
(j) References herein to any statute includes all rules and regulations promulgated thereunder.
(k) Any reference to (i) any Governmental Body includes any successor to that Governmental Body; and (ii) any applicable Legal Requirement refers to such applicable Legal Requirement as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rule and regulation promulgated under such statute) and references to any section of any applicable Legal Requirement includes any successor to such section.

2.	CONTINGENT VALUE RIGHTS
2.1. CVRs. The contingent value rights represent the contractual rights of Holders to receive contingent cash payments pursuant to this Agreement (“CVRs”). The initial Holders will be holders of shares of Company Common Stock and Company RSUs, and upon exercise thereof, holders of Company Stock Options and Company Warrants.
2.2. Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner disposed of, in whole or in part, other than through a Permitted Transfer; the foregoing shall apply notwithstanding that certain of the CVRs will be held through DTC. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2, shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.
2.3. No Certificate; Registration; Registration of Transfer; Change of Address.
(a) The CVRs will not be evidenced by a certificate or other instrument.
(b) The Rights Agent, acting solely for this purpose as a non-fiduciary agent of Midco, will keep a register (the “CVR Register”) for the purpose of recording the names and addresses of the applicable Holders, as well as transfers of CVRs as herein provided. The entries in the CVR Register shall be conclusive absent manifest error, and Midco and the Rights Agent shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Agreement. The Register shall be available for inspection by Midco at any reasonable time and from time to time upon reasonable prior notice. The parties intend that any imputed interest in or with respect to the CVRs under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c) (2) of the Code and any regulations thereunder, including without limitation under United States Treasury Regulations Section 5f.103-1(c) and Proposed Regulations Section 1.163-5 (and any successor provisions), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent. The CVR Register shall set forth (x) with respect to holders of Company Common Stock that hold such shares in book-entry form through DTC immediately prior to the Effective Time, one (1) position for Cede & Co. (as nominee of DTC) representing all such shares of Company Common Stock that were entitled to receive a CVR in accordance with the terms of the Merger Agreement, and (y) with respect to (A) holders of shares of Company Common Stock that hold such shares in certificated form immediately prior to the Effective Time that were entitled to receive a CVR in accordance with the terms of the Merger Agreement, (B) holders of shares of Company Common Stock that hold such shares in book-entry form through the Company’s transfer agent immediately prior to the Effective Time that were entitled to receive a CVR in accordance with the terms of the Merger Agreement, in each case of clauses (A) and (B), the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement. The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (pursuant to any Permitted Transfers or exercises of Company Stock Options or Company Warrants), upon the written receipt of such information by the Rights Agent. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of shares of Company Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.
(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by such documentation as may be reasonably requested by the Rights Agent and a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the applicable CVRs in the CVR Register. No service charge shall be made for any registration of transfer of a CVR, but Midco and the Rights Agent may require the Holder to pay a sum sufficient to cover any Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid by the Holder or that no payment of any such Taxes or charges is required. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Midco and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register.
(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form, as promptly as practicable record the change of address in the CVR Register.
2.4. Payment Procedures.
(a) If the BLA Milestone is achieved on or prior to the Milestone Expiration Date, then, within five (5) Business Days following the achievement thereof, Midco shall (i) deliver to the Rights Agent a written notice indicating that the BLA Milestone has been achieved (the “BLA Milestone Notice”) and an Officer’s Certificate certifying the same, and (ii) deposit or cause to be deposited with the Rights Agent by wire transfer to the account designated by the Rights Agent for payment to the Holders an aggregate amount equal to $10,000,000, as adjusted in accordance with Section 2.4(f), for distribution to the Holders. The Rights Agent shall, as promptly as practicable (but in any event within three (3) Business Days of receipt of such funds), pay to each Holder of record of the CVRs as of 5:00 PM Eastern Time on the date of the BLA Milestone Notice such Holder’s BLA Milestone Payment Amount by check mailed to the address of each Holder as reflected in the CVR Register or, in the case of any former street name holders of shares of Company Common Stock, by sending one lump payment to DTC pursuant to Section 2.3(b).
(b) If the FDA Approval Milestone is achieved on or prior to the Milestone Expiration Date, then, within five (5) Business Days following the achievement thereof, Midco shall (i) deliver to the Rights Agent a written notice indicating that the FDA Approval Milestone has been achieved (the “FDA Approval Milestone Notice”) and an Officer’s Certificate certifying the same, and (ii) deposit or cause to be deposited with the Rights Agent by wire transfer to the account designated by the Rights Agent for payment to the Holders an aggregate amount equal to $20,000,000, as adjusted in accordance with Section 2.4(f), for distribution to the Holders. The Rights Agent shall, as promptly as practicable (but in any event within three (3) Business Days of receipt of such funds), pay to each Holder of record of the CVRs as of 5:00 PM Eastern Time on the date of the FDA Approval Milestone Notice such Holder’s FDA Approval Milestone Payment Amount by check mailed to the address of each Holder as reflected in the CVR Register or, in the case of any former street name holders of shares of Company Common Stock, by sending one lump payment to DTC pursuant to Section 2.3(b).
(c) If the Sales Milestone is achieved on or prior to the Milestone Expiration Date, then, within five (5) Business Days following the achievement thereof, Midco shall (i) deliver to the Rights Agent a written notice indicating that the Sales Milestone has been achieved (the “Sales Milestone Notice,” and together with the BLA Milestone Notice and the FDA Approval Milestone Notice, each a “Milestone Notice”) and an Officer’s Certificate certifying the same, and (ii) deposit or cause to be deposited with the Rights Agent by wire transfer to the account designated by the Rights Agent for payment to the Holders an aggregate amount equal to $30,000,000, as adjusted in accordance with Section 2.4(f), for distribution to the Holders. The Rights Agent shall, as promptly as practicable (but in any event within three (3) Business Days of receipt of such funds), pay to each Holder of record of the CVRs as of 5:00 PM Eastern Time on the date of the Sales Milestone Notice such Holder’s Sales Milestone Payment Amount by check mailed to the address of each Holder as reflected in the CVR Register or, in the case of any former street name holders of shares of Company Common Stock, by sending one lump payment to DTC pursuant to Section 2.3(b).
(d) The funds deposited with the Rights Agent pursuant to Sections 2.4(a), (b), and (c) shall be held by the Rights Agent as agent for Midco and deposited in one (1) or more segregated non-interest-bearing bank accounts to be maintained by the Rights Agent in its name as agent for Midco.
(e) The Midco and any of its Affiliates and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable or otherwise deliverable pursuant to this Agreement to any Holder such amounts as are required to be deducted and withheld therefrom under the Code or the Treasury Regulations thereunder or any other Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(f) Notwithstanding anything herein to the contrary, in no event shall Midco be required to pay: (i) any Milestone Payment Amount more than once with respect to the applicable Milestone; (ii) any Milestone Payment Amount if the applicable Milestone is not achieved on or prior to the Milestone Expiration Date; or (iii) more than the Aggregate Payment Cap in the aggregate pursuant to this Agreement.
(g) Any portion of any Milestone Payment Amount that remains undistributed to the Holders one (1) year after the applicable Milestone Payment Date will be delivered by the Rights Agent to Midco, upon demand, and any Holder will thereafter look only to Midco for payment of its claim for such Milestone Payment Amount, without interest, but such Holder will have no greater rights against Midco than those accorded to general unsecured creditors of Midco under applicable Legal Requirement.
(h) Neither Midco nor the Rights Agent will be liable to any Person in respect of any Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. If any Milestone Payment Amount has not been paid immediately prior to the date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body, any such Milestone Payment Amount will, to the extent permitted by applicable Legal Requirement, become the property of Midco, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Midco agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, or reasonable cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Midco.
(i) Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, Midco, the Rights Agent and/or Holders, as applicable, shall determine the portion of the Milestone Payment Amount required to be treated as interest for U.S. federal income tax purposes pursuant to Section 483 of the Code and the Treasury Regulations promulgated thereunder or any similar provision of applicable state, local or non-U.S. Legal Requirements.
(j) The Rights Agent shall be responsible for information for U.S. federal income Tax reporting required under the Code and regulations promulgated thereunder.
2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest in Midco.

(a) The CVRs will not have any voting or dividend rights, and, subject to Section 2.4(e), which shall apply for Tax purposes only, interest will not accrue on any amounts payable on the CVRs to any Holder.
(b) The CVRs will not represent any equity or ownership interest in Midco or in any constituent company to the Merger. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Midco or any of its Affiliates.
2.6. Ability to Abandon the CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by a CVR by transferring such CVR to Midco without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Midco. Nothing in this Agreement shall prohibit Midco or any of its Affiliates (including the Surviving Corporation) from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Midco or any of its Affiliates (including the Surviving Corporation) shall be automatically deemed extinguished and no longer outstanding or entitled to any Milestone Payment Amount for purposes of this Agreement.

3.	THE RIGHTS AGENT
3.1. Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of its willful or intentional misconduct, bad faith, fraud or gross negligence (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction).
3.2. Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:
(a) the Rights Agent may rely and will be protected and held harmless by Midco in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of Midco;
(b) whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of fraud, bad faith, gross negligence or willful or intentional misconduct on its part (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction), incur no liability and be held harmless by Midco for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in the absence of bad faith reliance upon such Officer’s Certificate;
(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will, in the absence of bad faith, gross negligence, fraud or willful or intentional misconduct on the part of the Rights Agent, be full and complete authorization and protection to the Rights Agent in respect of any action taken or omitted by it hereunder in reliance thereon;
(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;
(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers;
(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Midco with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Midco only;
(g) the Rights Agent will have no liability (in the absence of gross negligence, fraud, bad faith, or willful or intentional misconduct) and shall be held harmless by Midco in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Midco); nor shall it be responsible for any breach by Midco of any covenant or condition contained in this Agreement;
(h) Midco agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, demand, suit or expense arising out of or in connection with the Rights Agent’s performance of its express duties under this Agreement (excluding any Taxes, interest, penalties or other costs or expenses imposed on the payment of fees hereunder), including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any charges, demands, suits or loss arising out of or in connection with the execution, administration, exercise and performance by the Rights Agent of its express duties under this Agreement, including the reasonable costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or, solely to the extent the Rights Agent is the prevailing party, enforcement of its rights hereunder, unless such loss has been determined by a court of competent jurisdiction to have resulted from the Rights Agent’s willful or intentional misconduct, bad faith, gross negligence or fraud (which willful or intentional misconduct, bad faith, gross negligence or fraud must be determined by a final, non-appealable judgment of a court of competent jurisdiction);
(i) notwithstanding anything to the contrary herein, in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages. Notwithstanding anything to the contrary contained herein, the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the amounts paid or payable hereunder by Midco to the Rights Agent as fees and charges during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;
(j) Midco agrees (i) to pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement, in accordance with a fee schedule to be mutually agreed upon by Midco and the Rights Agent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all Taxes and governmental charges paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)); provided that, if the Rights Agent determines in the absence of bad faith that it has received a refund of any Tax or governmental charge borne by Midco pursuant to this clause (ii), then the Rights Agent shall promptly repay such refund to Midco;
(k) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
(l) the Rights Agent shall not be deemed to have knowledge of any event of which it was entitled to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, in each case, unless and until such notice has been given in accordance with Section 6.1;
(m) unless otherwise specifically prohibited by the terms of this Agreement and subject to applicable Law, the Rights Agent and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Rights Agent may buy, sell or deal in any of the securities of Midco or become pecuniarily interested in any transaction in which Midco may be interested, or contract with or lend money to Midco or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for Midco or for any other Person;
(n) the Rights Agent may perform any of its duties hereunder either directly or, with the prior written consent of Midco, by or through nominees, correspondents, designees, or subagents; provided, however, that in the event the Rights Agent performs any of its duties hereunder by or through any nominee, correspondent, designee, or subagent with such consent of Midco, the Rights Agent shall not be answerable, accountable or liable hereunder for any act, omission, default, neglect or misconduct of such nominee, correspondent, designee, or subagent, as applicable, to the

Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful or intentional misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) in the selection or continued employment thereof;
(o) the Rights Agent shall act hereunder solely as agent for Midco and it shall not assume any obligations or relationship of agency or trust with any of the Holders;
(p) the Rights Agent shall not have any duty or responsibility with respect to any action or default by Midco or the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Midco;
(q) The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party;
(r) the Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Midco or any of its Affiliates; provided that this Section 3.2(p) shall not affect the Rights Agent’s obligation to make payments in accordance with and subject to Section 2.4 and the other terms of this Agreement; and
(s) the provisions of this Section 3.2 shall survive the expiration of the CVRs, the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.
3.3. Resignation and Removal; Appointment of Successor.
(a) The Rights Agent may resign at any time by giving written notice thereof to Midco specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) calendar days prior to the date so specified. Midco has the right to remove the Rights Agent at any time. Notice of such removal will be given by Midco to the Rights Agent, which notice will be sent at least thirty (30) calendar days prior to the date so specified.
(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, then Midco will as soon as is reasonably possible appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent. Notwithstanding the foregoing, if Midco fails to make such appointment within a period of thirty (30) calendar days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent or any Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.
(c) Midco will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Midco fails to send such notice within twenty (20) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Midco; provided that failure to give any notice provided for in this Section 3.3(c), shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be, in each case, in accordance with this Section 3.3.
(d) The Rights Agent will reasonably cooperate with Midco and any successor Rights Agent as reasonably requested in connection with the transition of duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure without compensation or reimbursement by Midco or assume any additional liability in connection with the foregoing.

3.4. Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Midco and to the predecessor Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, liabilities, trusts and duties of the predecessor Rights Agent. On request of Midco or the successor Rights Agent, the predecessor Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the predecessor Rights Agent, except such rights, powers, liabilities, trusts and duties which survive its resignation or removal under the terms hereunder.
3.5. Appointment of Rights Agent. Midco hereby appoints the Rights Agent to act as rights agent with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment.

4.	COVENANTS
4.1. List of Holders. Midco will furnish or cause to be furnished to the Rights Agent in such form as Midco receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to other shares of Company Common Stock, Company Stock Options, Company RSUs and Company Warrants that, at the Effective Time, are then outstanding and unexercised, whether or not vested,) the names and addresses of the Holders within twenty (20) Business Days of the Effective Time (or as soon as practicable thereafter).
4.2. Reserved.
4.3. Audit Rights. Midco (and its successors and assigns) shall maintain, and shall cause its (and their) Affiliates and Licensees to maintain, complete and accurate records relating to the rights and obligations under this Agreement in relation to any Milestone Events and Milestone Payment Amount, which records shall contain sufficient information to permit the Rights Agent to confirm the relevant party’s compliance of its obligations under this Agreement. The relevant party shall retain such records for at least five (5) years following the end of the Calendar Year to which they pertain, during which time Rights Agent, or Rights Agent’s appointed agents, shall have the right, itself or through a designee, to audit and inspect such records during normal business hours to verify compliance with this Agreement. For clarity, in the event any audit reveals achievement of a Milestone on or before the Milestone Achievement Date for which the applicable Milestone Payment Amount has not been made, the applicable Milestone Notice shall be deemed delivered and terms and the applicable conditions of Section 2.4 shall apply.

5.	AMENDMENTS
5.1. Amendments without Consent of Holders.
(a) Without the consent of any Holders or the Rights Agent, Midco at any time and from time to time, may enter into one (1) or more amendments hereto, to evidence the succession of another Person to Midco and the assumption by any such successor of the covenants of Midco herein as provided in, and to the extent consistent with, Section 6.3.
(b) Without the consent of any Holders or the Rights Agent, Midco and the Surviving Corporation, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:
(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;
(ii) to add to the covenants of Midco such further covenants, restrictions, conditions or provisions as Midco and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Rights Agent or the Holders (as a group and in their capacity as such);
(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this

Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Rights Agent or the Holders (as a group and in their capacity as such);
(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act (and the rules and regulations promulgated thereunder) or the Exchange Act, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities Legal Requirements outside of the United States; provided that, in each case, such amendments do not change the Milestones, the Milestone Expiration Date or the Milestone Payment Amount;
(v) to reduce the number of CVRs, in the event and to the extent any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4; or
(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Rights Agent or the Holders (as a group and in their capacity as such).
(c) Promptly after the execution by Midco and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Midco will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.
5.2. Amendments with Consent of Holders.
(a) Without limiting the right to amend pursuant to Section 5.1, with the consent of the Requisite Holders, whether evidenced in writing or taken at a meeting of the Holders, Midco and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interests of the Holders.
(b) Promptly after the execution by Midco and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Midco will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.
5.3. Execution of Amendments. In executing any amendment permitted by this Section 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Midco (including in-house counsel) stating that the execution of such amendment is authorized or permitted by this Agreement. Except as provided under Section 5.1, no supplement or amendment shall be effective unless duly executed by Midco and the Rights Agent; provided, however, that no amendment shall be effective unless notice thereof has been provided to the Rights Agent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.
5.4. Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6.	OTHER PROVISIONS OF GENERAL APPLICATION
6.1. Notices to the Rights Agent and Midco. All notices and other communications required or permitted to be given to any party hereunder shall be in writing and shall be deemed properly delivered on (a) the date and time of delivery if delivered personally, (b) if to Midco, the date and time of transmittal if delivered by email (provided, no “bounce back” or similar message of non-delivery is received with respect thereto), which email must state that it is being delivered pursuant to this Section 6.1, (c) the first (1st) Business Day following the date of dispatch if delivered utilizing a next day service by a recognized next day courier or (d) upon confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices or other communications hereunder shall be delivered to the addresses or email addresses set forth below, or pursuant to such other instructions as the party to receive such notice or communication shall have specified in a written notice given to the other parties:
if to the Rights Agent:

[ ]
[•]
Attention: [•]
Email: [•]
if to Midco:
Senti Holdings, Inc.
2 Corporate Drive, First Floor
South San Francisco, CA 94080
Attention: [•]
Email: [•]

with a copy (which shall not constitute notice) to:
[•]
Attention: [•]
Email:      [•]
6.2. Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.
6.3. Midco Successors and Assigns. Midco shall not assign any of its rights, interests or obligations hereunder, other than in accordance with this Section 6.3. Midco may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more Affiliate(s) of Midco or to any purchaser or exclusive licensee of all or substantially all rights to the Product, including in connection with a change of control of Midco (each, an “Assignee”); provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement; provided further, for the avoidance of doubt, Net Sales attributable to sales by any Assignee or any of its Affiliates shall be included in “Net Sales” hereunder. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees in compliance with this Section 6.3. In connection with any assignment to an Assignee, Midco (and such assignor, if applicable) will remain liable for performance by Midco (and such assignor, if applicable) of its obligations hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by each Assignee, and this Agreement shall not restrict Midco’s or any of its Affiliates’ or Assignee’s ability to merge or consolidate, subject to compliance with this Section 6.3 to the extent there is an applicable assignment in connection with such merger or consolidation. Each of Midco’s non-Affiliate Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Midco.
6.4. Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Midco, Midco’s successors and assignees, the Holders, and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision contained herein, all such covenants and provisions being for the sole benefit of the, Rights Agent, Midco, Midco’s successors and assignees, the Holders, and the Holders’ successor and assigns pursuant to a Permitted Transfer. The rights of Holders are limited to the right to receive payment from the Rights Agent in respect of the CVRs if and when due and payable in accordance with Section 2.4. All other obligations of Midco or its successor or assigns hereunder may only be enforced by the Rights Agent. Notwithstanding anything to the contrary contained herein, any Holder may agree to renounce, in whole or in part, such Holder’s rights under this Agreement by written notice to the Rights Agent and Midco, which notice, if given, shall be irrevocable.

6.5. Governing Law. This Agreement, the CVRs and any other matters or disputes relating thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or the CVRs: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of: (A) the Chancery Court of the State of Delaware and any state appellate court therefrom, (B) if (but only if) the court in clause (A) lacks subject matter jurisdiction, the Superior Court of the State of Delaware sitting in New Castle County and any state appellate court therefrom or (C) if (but only if) the courts in clauses (A) and (B) lack subject matter jurisdiction, the United States District Court in the State of Delaware and any appellate court therefrom (collectively, the courts described in clauses (A) through (C), the “Delaware Courts”); and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.1. Each of the parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. In the event of any litigation or other proceeding between the parties to this Agreement arising out of or in any way related to any Milestone or the Milestone Payment Amount, the prevailing party in such litigation or other proceeding shall be entitled to recover its reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation or other proceeding, in addition to any other relief to which such party may be entitled; provided, however, that in no event will any party to this Agreement be required to pay any contingency based attorneys’ fees.
6.6. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
6.7. Counterparts and Signature. This Agreement may be executed in two or more counterparts, including by e-signature or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
6.8. Termination. This Agreement will terminate and be of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Midco to the Rights Agent prior to the effectiveness of such termination), and no payments will be required to be made, upon the earlier to occur of (a) the payment by the Rights Agent or Midco or one (1) or more of its Affiliates, as applicable, to each Holder as reflected in the CVR Register of the full amount of any Milestone Payment Amount required to be paid under the terms of this Agreement and (b) the failure to achieve any Milestone on or prior to the Milestone Expiration Date. No termination shall affect the Holders’ rights to any payment accrued prior to the effective date of such termination and the provisions of this Section 6 shall survive any such termination.
6.9. Entire Agreement. This Agreement and the Merger Agreement (including its Exhibits, Annexes and the Company Disclosure Letter) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties and their respective Affiliates, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling with respect to CVRs.
6.10. Confidentiality. The Rights Agent and Midco agree that all books, records, information and data pertaining to the business of the other party that are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, including the amount and terms of fees for services, shall remain confidential and shall be used solely to perform their respective obligations under this Agreement, and shall not be voluntarily disclosed to any other person, except as may be required by applicable Legal Requirements. However, each party may disclose relevant aspects of the other party’s confidential information to its officers, Affiliates, agents, subcontractors and employees to the extent reasonably necessary and to be used solely to perform its duties and obligations under this Agreement if such disclosure is not prohibited by applicable Legal Requirements.
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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SENTI HOLDINGS, INC.

By:
Name:
Title:

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

[Rights Agent]

By:
Name:
Title: